Granite City Food & Brewery Ltd. Reports Record Financial Results for the Second Quarter of
2006

Revenues increase 69% and comparable sales increase 5.1%

MINNEAPOLIS August 1, 2006 — MINNEAPOLIS—(BUSINESS WIRE)—Granite City Food & Brewery Ltd. (Nasdaq Capital Market:GCFB) today reported the results of operations for the second quarter ended June 27, 2006.

Highlights for the 13 weeks ended June 27, 2006 compared to the 13 weeks ended June 28, 2005 were as follows:

•	Sales increased approximately 69% to $14.4 million

•	Comparable restaurant sales increased 5.1%

•	Restaurant level EBITDA* reached 18.9%

•	Continuing leverage of G&A expenses which declined 260 b.p.

•	Cash flow from operations increased $0.7 million

•	Narrowed the per share net loss to $0.04 from $0.05

Company Performance

For the second quarter of fiscal 2006, total revenue increased 69% to $14.4 million compared to $8.5 million for the second quarter of 2005. Comparable restaurant sales increased 5.1% during the second quarter of 2006. The Company reported a net loss of ($518,521), or ($0.04) per share in the second quarter of 2006, compared to a net loss of ($579,322), or ($0.05) per share for the second quarter of 2005.

“Thanks to the outstanding job of our restaurant staff, we were able to achieve strong second quarter sales growth despite a tough operating environment,” said Steve Wagenheim, Granite City Food & Brewery’s President and Chief Executive Officer. “We are quite pleased with our 5.1% comparable sales increase. Our positive sales trends are being driven by positive transaction counts, not increases in our average check. We clearly have a strong consumer proposition and we are doing a good job in our restaurants satisfying our customers and delivering on their expectations. I am also proud to say that in the second quarter, Granite City crossed the sales run rate milestone of $1M per week.”

“We have made significant investments in our corporate infrastructure to support our expansion plans. Our net loss in the second quarter was primarily due to our general and administrative expenses in addition to pre-opening expenses associated with our new restaurant development,” said Wagenheim. However, we have reached another milestone in that we are now experiencing real leverage on our support and infrastructure costs due to the larger size of our restaurant base. G&A expense decreased to 11.2% of sales in the second quarter compared to 13.8% in the second quarter of 2005. We would expect this trend to continue as we further expand our restaurant base.”

Commenting on restaurant-level EBITDA margins, Wagenheim stated, “We are extremely pleased with our restaurant level EBITDA margin which reached 18.9% including the five new restaurants we opened since the second quarter last year. Even better, our mature restaurants, or the restaurants in our comparable store sales base, recorded an EBITDA margin of 21%. The profitability of our store base continues to increase as we grow which gives us a lot of confidence as we start to focus on 2007 development.”

“We are well into our development plan for 2007 and 2008,” said Wagenheim, “and we are very pleased with the quality of locations in our development pipeline, including our newer markets. We are very confident about entering these new areas due to our success in both first and second tier markets throughout the Midwest.”

Conference Call 2:00 pm CT

Management will discuss the Company’s second quarter results via a conference call today at 2:00 pm CT (3:00 pm ET). Listeners may access the call by dialing 1-800-479-1628. A replay of the call will be available for 30 days and listeners may access that call by dialing 1-888-203-1112 and entering replay code # 3065487.

During today’s conference call the Company will reaffirm previously provided financial guidance for fiscal 2006, projecting revenue between $55 million and $58 million and a net loss per share of ($0.40) to ($0.49) based on diluted shares of approximately 13.2 million. This range includes the estimated impact of adopting SFAS No. 123R which is estimated to be $0.05 to $0.07 per diluted share in 2006. The Company intends to open seven restaurants in 2006, of which three have already opened.

Granite City Food & Brewery Ltd. currently operates 14 Granite City Food & Brewery upscale casual dining restaurants featuring a broad menu of popular made-from-scratch food items and handcrafted beers. Its broad menu offers traditional and regional foods served in generous portions at reasonable prices, affording guests an excellent value and great dining experience. The first Granite City restaurant opened in St. Cloud, MN in June 1999 and the Company subsequently expanded to other Midwest markets though the Company has national expansion plans. The Company also operates a beer production facility which is used to provide raw material support to its restaurants to create operational efficiencies.

(a) See Non-GAAP Reconciliations attached to this release.

Financial statements and Non-GAAP reconciliations follow

Safe Harbor and Non-GAAP Financial Measurements

Certain statements made in this press release of a non-historical nature constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Annual Report on Form 10-KSB for the fiscal year ended December 27, 2005, filed with the Securities and Exchange Commission on March 27, 2006.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenues less all restaurant-level cost of sales, excluding deprecation and amortization. We use restaurant-level EBITDA and restaurant-level EBITDA as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level EBITDA as we define them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. These non-GAAP measurements should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of restaurant-level EBITDA to net loss, as well as company-wide EBITDA, for the second quarter and first half ended June 27, 2006 is provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that have been open for 18 months or more, and our new restaurants which are those restaurants that have been open for 18 months or less. For the second quarter ended June 27, 2006, our comparable restaurants consisted of our first eight locations, while our new restaurants consisted of our ninth through thirteenth restaurants. The contributions of these groups of restaurants to company-wide performance are set forth herein.

GRANITE CITY FOOD & BREWERY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2006	2005	2006	2005
Restaurant revenues	$14,417,118	$8,534,251	$26,309,437	$16,404,588

Cost of sales:
Food, beverage and retail	4,258,148	2,532,927	7,773,083	4,888,315
Labor	4,990,804	2,973,957	9,257,632	5,750,541
Direct restaurant operating	1,646,558	962,795	3,240,075	1,946,607
Occupancy	795,873	423,609	1,477,528	859,785

Total cost of sales	11,691,383	6,893,288	21,748,318	13,445,248
Pre-opening	262,572	220,399	1,074,374	228,111
General and administrative	1,621,374	1,179,056	3,076,434	2,131,409
Depreciation and amortization	814,489	491,388	1,566,945	935,784

Operating income (loss)	27,300	(249,880)	(1,156,634)	(335,964)

Interest:
Income	24,114	31,085	56,164	69,346
Expense	(563,648)	(320,895)	(1,061,677)	(644,883)
Other expense, net	(6,287)	(39,632)	(2,414)	(50,475)
Net other expense	(545,821)	(329,442)	(1,007,927)	(626,012)

Net loss	$(518,521)	$(579,322)	$(2,164,561)	$(961,976)

Loss per common share, basic and diluted	$(0.04)	$(0.05)	$(0.16)	$(0.08)

Weighted average shares outstanding, basic and diluted	13,226,526	11,621,140	13,226,526	11,617,708

SUMMARY BALANCE SHEET DATA AT:

	June 27,	December 27,
	2006	2005
Cash	$6,603,529	$9,836,231
Current assets including cash	$7,229,317	$10,298,371
Total assets	$49,319,029	$44,482,590
Current liabilities	$8,460,902	$5,161,814
Total liabilities	$33,724,742	$27,129,082
Shareholders’ equity	$15,594,287	$17,353,508

NON-GAAP RECONCILIATIONS
2006 Q2 RESULTS
Comparable			New		Total for All
Restaurants		% of	Restaurants	% of	Restaurants	% of
(#s 1 - 8)Sales			(#s 9 - 13)	Sales	As Reported	Sales

Restaurant revenues	$8,972,928	100%	$5,444,194	100%	$14,417,118	100%
Cost of sales:
Food, beverage and retail	2,597,066	28.9%	1,661,092	30.5%	4,258,148	29.5%
Labor	3,009,424	33.5%	1,981,392	36.4%	4,990,804	34.6%
Direct Restaurant Operating Expenses	1,008,668	11.2%	637,874	11.7%	1,646,558	11.4%
Occupancy	476,757	5.3%	319,116	5.9%	795,873	5.5%

Total cost of sales	7,091,915	79.0%	4,599,474	84.5%	11,691,383	81.1%

Restaurant-level EBITDA*	$1,881,013	21.0%	$844,720	15.5%	$2,725,735	18.9%

Pre-opening					262,572
General and administrative					1,621,374

Company-wide EBITDA					841,789
Depreciation and amortization					814,489

Operating Loss					27,300
Interest:
Income					(24,114)
Expense					563,648
Other expense, net					6,287
Net other expense					545,821

Net loss as reported under GAAP					(518,521)

*See accompanying disclosure regarding use of non-GAAP financial measures.

NON-GAAP RECONCILIATIONS
2006 Q2 YEAR TO DATE RESULTS
Comparable			Non Comparable		Total for All
Restaurants		% of	Restaurants	% of	Restaurants	% of
(#s 1 - 8)Sales			(#s 9 - 13)	Sales	As Reported	Sales

Restaurant revenues	$17,267,299	100%	$9,042,139	100%	$26,309,437	100%
Cost of sales:
Food, beverage and retail	5,029,656	29.1%	2,743,428	30.3%	7,773,083	29.5%
Labor	5,762,877	33.4%	3,319,971	36.7%	9,257,632	35.2%
Direct Restaurant Operating Expenses	2,227,217	12.9%	1,123,953	12.4%	3,240,075	12.3%
Occupancy	935,126	5.4%	542,402	6.0%	1,477,528	5.6%

Total cost of sales	13,954,876	80.8%	7,729,754	85.5%	21,748,318	82.7%

Restaurant-level EBITDA*	$3,312,423	19.2%	$1,312,385	14.5%	$4,561,119	17.3%

Pre-opening					1,074,374
General and administrative					3,076,434

Company-wide EBITDA*					410,311
Depreciation and amortization					1,566,945

Operating Loss					(1,156,634)
Interest:
Income					(56,164)
Expense					1,061,677
Other expense, net					2,414
Net other expense					1,007,927

Net loss as reported under GAAP					(2,164,561)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Contacts:	Steven J. Wagenheim President and Chief Executive Officer (952) 215-0678 or (612) 751-3331	Daniel H. Bauer Chief Financial Officer 952-215-0660